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                                                                    EXHIBIT 10.2

                          EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT ("Agreement") by and between Engage, Inc., a Delaware corporation (the "Company") headquartered at 100 Brickstone Square, Andover, Massachusetts, and Anthony Nuzzo (the "Executive"), residing at 22 Chatham Circle, Wellesley, MA 02481, is made as of November 7, 2000.

         WHEREAS, the Board of Directors of the Company (the "Board") has determined that Executive will play a critical role in the operations of the Company; and

         WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Executive;

         NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive's employment with the Company is terminated under the circumstances described below.

1. TERM OF AGREEMENT. The term of this Agreement shall be November 20, 2000 to November 19, 2002 ("Employment Period"). Thereafter, this Agreement may be renewed by written agreement of the parties.

2. NOT A GUARANTEE OF EMPLOYMENT. The Executive acknowledges that this Agreement does not constitute a guarantee of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating his employment. Executive understands and acknowledges that he is an employee at will and that either he or the Company may terminate the employment relationship between them at any time and for any lawful reason.

3.       SEVERANCE PAY OBLIGATIONS

      A. IN THE ABSENCE OF A CHANGE IN CONTROL

         (i) In the event that no Change in Control (as defined below) has occurred and the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below) or by the Executive for Good Reason Absent a Change in Control (as defined below) then the Company shall continue to pay to the Executive (as severance pay), his regular semi-monthly base salary as in effect on the Executive's last day of employment (exclusive of bonus or any other compensation), for the longer of: a) one (1) year; or b) until the end of the Employment Period. Unless the parties agree otherwise, the severance pay shall be paid in accordance with the Company's regular payroll practices. Additionally, with respect to each outstanding option to purchase shares of common stock of the Company then held by the Executive, on the Executive's last day of employment, the vesting of each such stock option shall be accelerated such that the Executive shall be entitled to exercise such stock options (in accordance with the exercise terms and conditions set forth in the option agreement and/or plan pursuant to which such


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         options were granted) to the same extent as he would have been entitled had he been he continuously employed by the Company for the longer of:
         a) one (1) year; or until the end of the Employment Period.

      B. FOLLOWING A CHANGE IN CONTROL.

         (i) PRIOR TO NOVEMBER 7, 2001. In the event a Change in Control (as defined below) occurs and, thereafter, the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below) or by the Executive for Good Reason Following a Change in Control (as defined below), but prior to November 7, 2001, then the Company shall continue to pay to the Executive (as severance pay), his regular semi-monthly base salary as in effect on the Executive's last day of employment (exclusive of bonus or any other compensation), until the end of the Employment Period. Unless the parties agree otherwise, the severance pay shall be paid in accordance with the Company's regular payroll practices. Additionally, with respect to each outstanding option to purchase shares of common stock of the Company then held by the Executive, on the Executive's last day of employment, the vesting of each such stock option shall be accelerated such that the Executive shall be entitled to exercise such stock options (in accordance with the exercise terms and conditions set forth in the option agreement and/or plan pursuant to which such options were granted) to the same extent as he would have been entitled had he been he continuously employed by the Company until the end of the Employment Period.

         (ii) ON OR AFTER NOVEMBER 7, 2001. In the event a Change in Control (as defined below) occurs and, thereafter, the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below) or by the Executive for Good Reason Following a Change in Control (as defined below), on or after November 7, 2001 ("Termination Date"), then the Company shall continue to pay to the Executive (as severance pay), his regular semi-monthly base salary as in effect on the Executive's last day of employment (exclusive of bonus or any other compensation), for one (1) year following the Termination Date. Unless the parties agree otherwise, the severance pay shall be paid in accordance with the Company's regular payroll practices. Additionally, with respect to each outstanding option to purchase shares of common stock of the Company then held by the Executive, on the Executive's last day of employment, the vesting of each such stock option shall be accelerated such that the Executive shall be entitled to exercise such stock options (in accordance with the exercise terms and conditions set forth in the option agreement and/or plan pursuant to which such options were granted) to the same extent as he would have been entitled had he been he continuously employed by the Company for one (1) year following the Termination Date.

      C. SOLE REMEDY. The payment to the Executive of the amounts payable under this Section 3 (and applicable acceleration of options) along with payment of any accrued but unused vacation pay shall constitute the sole remedy of the Executive in the event of a termination of the Executive's employment by the Company or a resignation by the Executive. The Company shall have no obligation to pay severance pay pursuant to this Agreement in the event of a breach by the Executive of any non-competition or inventions and non-disclosure agreements between the Executive and the Company.


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4. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

(i) "Cause" shall mean a good faith finding by the Company of: (i) gross negligence or willful misconduct by the Executive in connection with the Executive's employment duties, (ii) failure by the Executive to perform his duties or responsibilities required pursuant to the Executive's employment after notice and an opportunity to cure, (iii) mis-appropriation by the Executive for the Executive's personal use of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or other financial fraud committed by the Executive, (v) the Executive knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) the Executive's indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.

(ii) "Good Reason Absent a Change in Control" shall mean: (i) the unilateral relocation by the Company ,without the Executive's consent, of the Executive's principal work place for the Company to a site more than 40 miles from Wellesley, Massachusetts, (ii) a reduction in the Executive's annual base salary as in effect on the Executive's first day of employment or (iii) the mutual determination by the Executive and the Company's Board of Directors ("Board") that a material and significant diminution of the Executive's job responsibilities has occurred. Good Reason Absent a Change in Control shall not exist under any circumstances unless: (1) the Executive first notifies the Board, in writing, that he believes that he has suffered a material and significant diminution in job responsibilities which has remained uncured for a period of more than 30 days; and (2) the Board, by written resolution, ratifies that Executive has suffered a material and significant diminution of job responsibilities which has remained uncured for a period of more than 30 days. Any ratification by the Board necessary under this paragraph shall solely be at the discretion of the Board.

(iii) "Good Reason Following a Change in Control" shall mean: (i) the unilateral relocation by the Company, without the Executive's consent, of the Executive's principal work place for the Company to a site more than 40 miles from Wellesley, Massachusetts, (ii) a reduction in the Executive's annual base salary as in effect on the Executive's first day of employment, or (iii) the assignment of responsibilities and duties that are not Substantive Functional Equivalent (as defined below) of the position which the Executive occupied immediately preceding the Change in Control (as defined below).

(iv) "Substantive Functional Equivalent" means an employment position occupied after a Change in Control that:(i) is in a substantive area of competence (such as, accounting; engineering management; executive management; finance; human resources; marketing, sales and service; operations and manufacturing; etc.) this is consistent with Executive's experience and; (ii) requires Executive to serve in a role and perform duties that are functionally equivalent to those performed by the Executive prior to the Change in Control; and (iii) does not otherwise constitute a material, adverse change in the Executive's responsibilities or duties, as measured against Executive's responsibilities or duties prior to the Change in Control, in each case, causing it to be of materially lesser rank or responsibility. Notwithstanding the foregoing, any change in role, responsibilities or duties that is solely attributable to the change in the Company's status from that of an independent company to that of a subsidiary shall not constitute a change in role, responsibilities or duties for purposes of sections 4(c)(ii) or 4(c)(iii) above.


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(v) "Change in Control" shall mean the consummation of any of the following events during the Employment Period: (i) a sale, lease or disposition of all or substantially all of the assets of the Company, or (ii) a merger or consolidation (in a single transaction or a series of related transactions) of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Company immediately prior to such event do not retain (in substantially the same percentages) beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the voting power of and interest in the successor entity or the entity that controls the successor entity; PROVIDED, HOWEVER, that a "Change in Control" shall not include a sale, lease, transfer or other disposition of all or substantially all of the capital stock, assets, properties or business of the Company (by way of merger, consolidation, reorganization, recapitalization, sale of assets, stock purchase, contribution or other similar transaction) that involves the Company, on the one hand, and CMGI, Inc. or any CMGI Subsidiary (as defined herein), on the other hand.

(vi) "CMGI Subsidiary" shall mean any corporation or other entity that is controlled, directly or indirectly, by CMGI, Inc.

5.  MISCELLANEOUS.

(a) NOTICES. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party. All notices to the Company shall also be addressed to the Company's General Counsel.

(b) PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(c) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

(d) AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

(e) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any action, suit or other legal arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.


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(f)  SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him or her.

(g) WAIVERS. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(h) CAPTIONS. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.


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(i)  SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                  Engage, Inc.



                                  By: /s/ John Malanowski
                                     -------------------------------------------

                                  Title:EVP
                                        ----------------------------------------



                                  EXECUTIVE



                                  /s/ Anthony Nuzzo
                                  ----------------------------------------------
                                  Anthony Nuzzo


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